UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TECO Energy, Inc.

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TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

PROXY SUPPLEMENT, DATED NOVEMBER 18, 2015

TO

DEFINITIVE PROXY STATEMENT, DATED OCTOBER 22, 2015

This proxy supplement amends and supplements the definitive proxy statement dated October 22, 2015 (or the definitive proxy statement) that was initially mailed to shareholders of TECO Energy, Inc. (or TECO Energy) on or about October 23, 2015, for a special meeting of TECO Energy shareholders to be held on December 3, 2015, at TECO Energy’s offices at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, at 2:00 p.m., local time. The purpose of the special meeting, among other things, is to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of September 4, 2015 (or the merger agreement), by and among TECO Energy, Emera Inc. and Emera US Inc., a wholly owned indirect subsidiary of Emera Inc., as it may be amended from time to time. That proposal and the other proposals to be voted on at the special meeting are described in more detail in the definitive proxy statement.

YOUR VOTE IS VERY IMPORTANT. TECO Energy urges any of its shareholders who have not already submitted a proxy for use at the special meeting to do so promptly. TECO Energy’s shareholders may vote at the special meeting in any of the ways described in the section of the definitive proxy statement entitled “The Special Meeting—Voting of Proxies.”

If you have already submitted a proxy, you may change your vote or revoke your proxy in any of the ways described in the section of the definitive proxy statement entitled “The Special Meeting—Revocability of Proxies.” No action in connection with this proxy supplement is required if you have previously delivered a proxy and do not wish to change your vote or revoke your proxy.

If you have any questions or need assistance voting your shares of TECO Energy’s common stock, please contact Morrow & Co., LLC, our proxy solicitor, by calling (800) 662-5200 (toll-free).

The information contained herein speaks only as of November 18, 2015, unless such information specifically indicates that another date applies. Nothing in this proxy supplement, the memorandum of understanding discussed below or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

The following information amends or supplements the definitive proxy statement, and you should read such information in conjunction with the definitive proxy statement. Any page references in the information below are to pages of the definitive proxy statement, and any defined terms used but not defined below have the meanings set forth in the definitive proxy statement.

Legal Proceedings Regarding the Merger

The following disclosure is inserted as the third, fourth, fifth, sixth and seventh full paragraphs on page 7 of the definitive proxy statement.

On September 28, 2015, plaintiffs Michael Zoller and Blaine Rhodes, whom we refer to as the Zoller Plaintiffs, filed an amended complaint, and plaintiffs Sarah Halberstam, Adrienne Halberstam, Benjamin Halberstam, Edwin Kruse and Sondra Kruse, whom we refer to as the Halberstam Plaintiffs, filed a separate amended complaint. The amended complaints filed by the Zoller Plaintiffs and the Halberstam Plaintiffs alleged, as did the earlier complaints, that the Board breached its fiduciary duties (and TECO Energy and Emera aided and abetted those purported breaches) by engaging in an unfair sales process that resulted in an inadequate price for TECO Energy, and added claims that the disclosures in the definitive proxy statement omitted certain, allegedly material information. On November 2, 2015, an additional lawsuit asserting similar claims, Kanarick v. TECO Energy, Inc., et al., which we refer to as the Kanarick complaint, was filed in the U.S. District Court for the Middle District of Florida. We refer to the Kanarick complaint, the amended complaints filed by the Zoller Plaintiffs and the Halbertam Plaintiffs and the initial eleven lawsuits filed in the Thirteenth Circuit Court in and for Hillsborough County, Florida, collectively as the Merger Litigation.

Between November 3, 2015, and November 12, 2015, the parties to the Merger Litigation engaged in expedited discovery.

On November 17, 2015, following arm’s-length negotiations, the parties to the Merger Litigation entered into a Memorandum of Understanding, which we refer to as the MOU, providing for the settlement, subject to court approval, of all claims asserted in the Merger Litigation. In connection with the MOU, TECO Energy has agreed to make additional disclosures related to the merger in this proxy supplement. TECO Energy and the other named defendants entered into the MOU solely to avoid the costs, risks and uncertainties inherent in litigation and without admitting any liability or wrongdoing, and vigorously denied, and continue to vigorously deny, that they committed any violation of law or engaged in any wrongful acts alleged in the Merger Litigation.

The parties to the MOU have agreed to use their reasonable best efforts to finalize and execute a stipulation of settlement within thirty days of the merger closing and to present the stipulation of settlement to the Thirteenth Circuit Court in and for Hillsborough County, Florida, which we refer to as the Court, for final approval. The stipulation of settlement will be subject to customary conditions, including approval by the Court. The stipulation of settlement will provide for, among other things, certification of the Zoller complaint and the Halberstam complaint as a non-opt-out class action and the dismissal of the Kanarick complaint. The stipulation of settlement will also provide for the release of any and all claims arising out of or relating to the terms of the merger, the per-share merger consideration, the merger agreement or the adequacy, accuracy and completeness of disclosures made by any released party relating to the merger. The settlement is subject to final Court approval following notice to the class members. There can be no assurance that the settling parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement. In such event, or if the merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

In light of their agreement, the parties to the MOU intend to ask the Court to cancel the hearing currently scheduled for November 20, 2015, on plaintiffs’ previously anticipated motion for a preliminary injunction.

Background of the Merger

The following disclosure supplements and restates the seventh full paragraph on page 26 of the definitive proxy statement.

On July 2, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Morgan Stanley and Skadden, Arps. At that meeting, members of senior management and the representatives of Morgan Stanley and Skadden, Arps updated the Board on Phase I, including the contacts with the parties discussed above on June 23, June 29, June 30 and July 1, 2015. Also at this meeting, after discussion with senior management and representatives of Skadden, Arps, the Board determined that it would be beneficial to the sale process to retain a second financial advisor (in addition to Morgan Stanley), among other things, to assist the Board in its evaluation of potential proposals and, if requested, render an opinion to the Board as to the fairness, from a financial point of view, of the consideration payable in a sale transaction. The Board determined that a second financial advisor would be beneficial to the sale process because, among other things, Morgan Stanley had current or prior relationships with each of the Bidders, although the Board did not believe that any such relationships would compromise Morgan Stanley’s advice to the Board.

The following disclosure supplements and restates the tenth full paragraph on page 26 of the definitive proxy statement.

Later on July 16, 2015, Spark Spread, an energy trade publication, published an article stating that TECO Energy had put itself up for sale and had hired Morgan Stanley in connection with the sale process. In response to that article, TECO Energy distributed a press release on July 16, 2015, announcing that it was exploring strategic alternatives and that it had retained Morgan Stanley to advise TECO Energy in connection with exploring such strategic alternatives. After TECO Energy announced that it was exploring strategic alternatives, Morgan Stanley was contacted by eight strategic parties and five financial parties inquiring about the sale process. Morgan Stanley told the eight strategic parties to contact Mr. Ramil if they were interested in entering the sale process. Consistent with the Board’s directives and determinations at the May 28, 2015 Board meeting, Morgan Stanley told the five financial parties that the Board was concerned about the ability of financial buyers (i) to offer competitive shareholder value at the expected level of strategic buyers and (ii) to close an acquisition of TECO Energy. Those thirteen parties were not prevented from participating in the sale process, and thereafter, neither TECO Energy nor Morgan Stanley received further communications from such parties. Accordingly, none of those parties ultimately entered the sale process or executed a nondisclosure agreement.

The following disclosure supplements and restates the paragraph overlapping pages 26–27 of the definitive proxy statement.

On July 20, 2015, TECO Energy received nonbinding indicative proposals from Emera and each of Bidders B, C, D and E. Bidder A did not submit an indicative proposal but informed Morgan Stanley that it might do so at a later date (although Bidder A ultimately did not submit an indicative proposal during the sale process). Emera’s indicative proposal included a per-share offer price of $26.05; however, Emera’s non-binding indicative proposal was conditioned on a three-week exclusivity period during which Emera would finalize due diligence and TECO Energy would exclusively negotiate the terms of a definitive agreement with Emera. The indicative proposals of Bidders C, D and E included per-share offer prices in the range of $23.50–$25.00 ($25.00 from Bidder C, $24.00 from Bidder D and a range of $23.50–$25.00 from Bidder E), and Bidder B’s non-binding indicative proposal included a per-share offer price below that range ($22.57). In addition, Emera’s indicative proposal stated that Emera intended to (i) maintain Tampa Electric Company’s headquarters in Tampa, Florida, and NMGC’s headquarters in Albuquerque, New Mexico, and (ii) retain current TECO Energy senior management and employees. Bidder C’s indicative proposal stated that the integration of TECO Energy’s management personnel and practices would be key to a successful going forward business platform.

The following disclosure supplements and restates the second full paragraph on page 28 of the definitive proxy statement.

Between August 3, 2015, and August 7, 2015, members of senior management, including Mr. Ramil, Ms. Callahan and Mr. Attal, conducted management presentations to each of Emera and Bidders C, D and E. On August 7, 2015, during a break in the management presentation to Emera, Mr. Huskilson told Mr. Ramil that, for purposes of continuity, Emera would consider adding Mr. Ramil to Emera’s board of directors in the event that Emera acquired TECO Energy. Mr. Ramil responded that the Board was focused on maximizing value to TECO Energy’s shareholders and, therefore, TECO Energy did not wish to discuss post-closing employment or director opportunities for TECO Energy’s directors and officers. Except for negotiations regarding the specific employee matters addressed in the merger agreement, as further described in “—Recommendation of the Board and Reasons for the Merger—Reasons for the Merger” and “Proposal 1: Approval of the Merger—Employee Matters,” TECO Energy did not otherwise negotiate with Emera future employment or director opportunities for TECO Energy’s directors and officers.

The following disclosure supplements and restates the eighth full paragraph on page 28 of the definitive proxy statement.

On August 27, 2015, TECO Energy received final, binding proposals to acquire TECO Energy from Emera, Bidder C and Bidder E. Bidder D did not submit a final proposal on August 27, 2015. A representative of Bidder D told a representative of Morgan Stanley that Bidder D was focused on resolving another strategic matter and that, in the event that Bidder D timely resolved such matter, Bidder D planned to submit a final proposal. Thereafter, Bidder D never submitted a final proposal.

Emera proposed a per-share offer price of $27.05 in cash, Bidder C proposed a per-share offer price of $27.00 in cash, and Bidder E proposed a per-share offer price of $26.00 in cash. In addition, each of Emera, Bidder C and Bidder E submitted a mark-up of the draft merger agreement.

The following disclosure is inserted as the second full paragraph on page 30 of the definitive proxy statement.

After the September 2, 2015 Board meeting, a representative of Morgan Stanley contacted a representative of Bidder C to communicate that Bidder C’s offer was not the most attractive offer. The representative of Bidder C stated that Bidder C could not move on the price offered in the revised proposal submitted by Bidder C on September 1, 2015, and that Bidder C was unwilling to provide TECO Energy with materially more favorable terms regarding Bidder C’s efforts to obtain the required regulatory approvals.

Reasons for the Merger

The following disclosure supplements and restates the fifth bullet point on page 31 of the definitive proxy statement.

•	the per-share merger consideration of $27.55 in cash, without interest, represents an aggregate value of approximately $6.5 billion to TECO Energy’s shareholders based on 236,497,189 fully diluted shares of our common stock as of August 31, 2015;

Certain Financial Forecasts Prepared by the Management of TECO Energy

The following disclosure supplements and restates the table and footnotes entitled “Initial Forecasts” on pages 36–37 of the definitive proxy statement.

Fiscal year ending December 31,

($ in millions, except per share data and income tax rate)

	2015E	2016E	2017E	2018E	2019E
Total Operating Revenues	$2,819	$2,899	$3,093	$3,130	$3,177
Gross Margin(1)	$1,737	$1,774	$1,915	$1,942	$1,985
EBITDA(2)	$948	$987	$1,071	$1,094	$1,133
Net Income(3)	$255	$264	$288	$298	$320
Earnings per Share(3)	$1.09	$1.13	$1.23	$1.28	$1.37
Capital Expenditures(4)	$749	$652	$483	$502	$532
Cash Benefit of NOLs and Tax Credits(5)	—	$145	$140	$139	$127
Effective Income Tax Rate	38.0%	37.9%	39.4%	39.1%	37.8%

Income Tax Provision (Benefit)	$154	$161	$188	$191	$194

Deferred Income Tax Provision(6)	$97	$21	$49	$54	$40

Depreciation and Amortization	$353	$374	$402	$422	$437

Non-cash Stock-based Compensation(7)	$17	$0	$0	$0	$0

AFUDC Earnings(8)	—	$22	$0	$0	$1

Net Regulatory Asset Increase(9)	—	$27	$28	$14	$4

Morgan Stanley Calculation:
Unlevered Free Cash Flows(10)	—	$248	$495	$506	$499

(1)	Gross Margin is defined as total operating revenues minus fuel cost and purchased power.
(2)	EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization.
(3)	2015 amounts are non-GAAP results from continuing operations. Excludes charges associated with integration of NMGC and excludes discontinued operations of TECO Coal LLC.
(4)	Gross capital expenditures including allowance for funds used during construction, which we refer to as AFUDC, of (in millions) $25, $32 and $2 in 2015, 2016 and 2019, respectively.
(5)	Assumes that current tax policy is unchanged during the projection period.
(6)	Deferred component of book provision; excludes NOLs and tax credit carryforwards.
(7)	Stock-based compensation is included as an expense in each year. Because the 2016-2019 financial forecast assumes TECO Energy covers stock-based compensation through open-market purchases, no element of the expense is considered non-cash in those years.
(8)	Allowance for funds used during construction – equity component only.
(9)	Net cash impact of changes in regulatory assets and liabilities.

(10)	Morgan Stanley used the Initial Forecasts and the Updated Incremental CapEx Forecasts to calculate unlevered free cash flows of TECO Energy by tax-effecting earnings before interest and taxes, including the potential cash benefits of net operating loss and alternative minimum tax carryforwards projected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis, and adding back the aggregate of depreciation and amortization, deferred taxes, and other cash flow adjustments provided by management, less the sum of capital expenditures and investment in working capital.

The following disclosure supplements and restates the table and footnotes entitled “Updated Incremental CapEx Forecasts” on page 37 of the definitive proxy statement.

Fiscal year ending December 31,

($ in millions, except per share data and income tax rate)

	2015E	2016E	2017E	2018E	2019E
Total Operating Revenues	$2,819	$2,909	$3,114	$3,210	$3,299
Gross Margin(1)	$1,737	$1,784	$1,931	$1,988	$2,054
EBITDA(2)	$948	$997	$1,089	$1,131	$1,180
Net Income(3)	$255	$269	$294	$312	$338
Earnings Per Share(3)	$1.09	$1.15	$1.26	$1.34	$1.45
Capital Expenditures(4)	$759	$840	$538	$515	$531
Cash Benefit of NOLs and Tax Credits(5)	—	$134	$137	$134	$131
Effective Income Tax Rate	38.0%	37.8%	39.0%	38.7%	37.7%

Income Tax Provision (Benefit)	$153	$163	$188	$197	$204

Deferred Income Tax Provision(6)	$97	$43	$49	$55	$51

Depreciation and Amortization	$353	$376	$406	$430	$448

Non-cash Stock-based Compensation(7)	$17	$0	$0	$0	$0

AFUDC Earnings(8)	—	$23	$3	$3	$1

Net Regulatory Asset Increase(9)	—	$27	$28	$14	$4

Morgan Stanley Calculation:
Unlevered Free Cash Flows(10)	—	$85	$449	$527	$550
Moelis Calculation:
Unlevered Free Cash Flows(11)	—	($83)	$303	$384	$420

(1)	Gross Margin is defined as total operating revenues minus fuel cost and purchased power.
(2)	EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization.
(3)	2015 amounts are non-GAAP results from continuing operations. Excludes charges associated with integration of NMGC and excludes discontinued operations of TECO Coal LLC.
(4)	Gross capital expenditures including allowance for funds used during construction, which we refer to as AFUDC, of (in millions) $25, $34, $5, $3 and $2 in 2015, 2016, 2017, 2018 and 2019, respectively.
(5)	Assumes that current tax policy is unchanged during the projection period.
(6)	Deferred component of book provision; excludes NOLs and tax credit carryforwards.

(7)	Stock-based compensation is included as an expense in each year. Because the 2016-2019 financial forecast assumes TECO Energy covers stock-based compensation through open-market purchases, no element of the expense is considered non-cash in those years.
(8)	Allowance for funds used during construction – equity component only.
(9)	Net cash impact of changes in regulatory assets and liabilities.
(10)	Morgan Stanley used the Initial Forecasts and the Updated Incremental CapEx Forecasts to calculate unlevered free cash flows of TECO Energy by tax-effecting earnings before interest and taxes, including the potential cash benefits of net operating loss and alternative minimum tax carryforwards projected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis, and adding back the aggregate of depreciation and amortization, deferred taxes, and other cash flow adjustments provided by management, less the sum of capital expenditures and investment in working capital.
(11)	Derived by Moelis for purposes of its discounted cash flow analysis from management’s Updated Incremental CapEx Forecasts as unlevered net income, plus depreciation and amortization, plus deferred taxes (excluding NOLs and tax credit carryforwards), less the increase in net working capital, and less capital expenditures, AFUDC earnings and net regulatory asset increase.

Opinion of Morgan Stanley & Co. LLC

The following disclosure supplements and restates the fifth full paragraph on page 39 of the definitive proxy statement.

Morgan Stanley reviewed the most recent equity research analysts’ per-share target prices for TECO Energy. These targets reflect each analyst’s estimate of the future public market trading price for TECO Energy common stock. Target prices for TECO Energy common stock ranged from $18.00 to $22.00 (prior to the press leak on July 16, 2015 about a potential transaction), which were discounted to present values using a discount rate of 6.5% based on TECO Energy’s cost of equity to derive an approximate implied equity value per share range of $17.00 to $20.75, as compared to the per-share merger consideration of $27.55.

The following disclosure supplements and restates the sixth full paragraph on page 40 of the definitive proxy statement.

Morgan Stanley did not review per-share value ranges indicated by each individual comparable company multiple. Instead, based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies. The following table reflects the results of this analysis:

The following disclosure supplements and restates the third full paragraph on page 41 of the definitive proxy statement.

In performing a discounted cash flow analysis of TECO Energy, Morgan Stanley first calculated the estimated unlevered free cash flows of TECO Energy and then calculated a terminal value for

TECO Energy by applying a 15.0x to 17.5x range of terminal value multiples (such multiples corresponding to a range of implied perpetuity growth rates from negative-0.8% to 0.7%) to $320 million and $338 million, our terminal year 2019 estimated net income for the Initial Forecasts and Updated Incremental Capex Forecasts, respectively, and adding terminal year net debt to arrive at a terminal aggregate value. The terminal value multiple range was derived from the stock price to 2015 EPS multiples for the companies in the comparable public companies analysis. Unlevered free cash flows were calculated by tax-effecting earnings using a tax rate of 38% provided by TECO Energy’s management, including the potential cash benefits of net operating loss and alternative minimum tax carryforwards projected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis, before interest and taxes and adding back the aggregate of depreciation and amortization, deferred taxes, and other cash flow adjustments provided by management less the sum of capital expenditures and investment in working capital. The free cash flows and range of terminal values were then discounted to present values as of December 31, 2015 using discount rates ranging from 4.3% to 5.4%, which were chosen by Morgan Stanley based upon prevailing interest rates and Morgan Stanley’s judgment of the estimated range of our weighted average cost of capital. This analysis indicated approximate implied equity value per share reference ranges for TECO Energy common stock of $18.50 to $22.75 (based on the Initial Forecasts) and $19.25 to $23.75 (based on the Updated Incremental CapEx Forecasts), as compared to the per-share merger consideration of $27.55 per share.

The following disclosure supplements and restates the second full paragraph on page 42 of the definitive proxy statement.

Morgan Stanley compared certain financial and market statistics of the selected precedent transactions; however, Morgan Stanley did not review per share value ranges indicated by each individual precedent transaction multiple. Instead, based on an assessment of the utility acquisitions, Morgan Stanley applied a premium to the unaffected market price (considered to be July 15, 2015) of $18.58 ranging from 20% to 40%, as well as a multiple to TECO Energy’s estimate for 2016 earnings (using the Initial Forecasts) ranging from 18.5x – 22.5x. Furthermore, based on the analysis of utility acquisitions, Morgan Stanley calculated an approximate per-share price for TECO Energy common stock ranging from $22.25 to $26.00 (in the case of the premium to unaffected share price), and $21.00 to $25.50 (in the case of the multiple to TECO Energy’s estimate of its 2016 earnings), as compared to the per-share merger consideration of $27.55 per share.

The following disclosure supplements and restates the fourth full paragraph on page 42 of the definitive proxy statement.

Morgan Stanley performed an illustrative infrastructure fund returns valuation analysis to estimate the theoretical prices at which an infrastructure fund might undertake an acquisition of TECO Energy. In performing this analysis, Morgan Stanley first calculated the estimated levered free cash flows of TECO Energy by adjusting the net income projected by TECO Energy’s management for after-tax incremental interest expense associated with the additional leverage, adding back depreciation and amortization, and adjusting for certain other operating, investing and financing cash flows based on TECO Energy management’s forecasted cash flow statement. Morgan Stanley then utilized terminal net income multiples ranging from 15.0x–17.5x based on the stock price to 2015 EPS multiples for the companies in the comparable public companies analysis, an assumed cost of equity ranging from 10.0% to 12.0% based on an illustrative required range of equity returns expected long-term by infrastructure investors in Morgan Stanley’s professional opinion, and $700 million incremental leverage used as part of the acquisition consideration targeting a debt to EBITDA ratio of 5.0x consistent with a mid- to high-BB credit rating. The results of this analysis implied an approximate equity value per share for TECO Energy common stock of $18.75 to $22.00 (based on the Initial Forecasts) and $19.25 to $23.00 (based on the Updated Incremental CapEx Forecasts), as compared to the per-share merger consideration of $27.55 per share.

The following disclosure supplements and restates the sixth full paragraph on page 43 of the definitive proxy statement.

Morgan Stanley acted as a financial advisor to TECO Energy in connection with the merger, and TECO Energy has agreed to pay Morgan Stanley a fee estimated to be approximately $29,000,000 for its services, of which approximately $7,000,000 was payable within ten days after the execution of the merger agreement, and the remainder of which is contingent upon the closing of the merger. TECO Energy has agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. TECO Energy also has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, related to or arising out of or in connection with Morgan Stanley’s engagement.

Opinion of Moelis & Company LLC

The following disclosure supplements and restates the paragraph overlapping pages 45–46 of the definitive proxy statement.

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow analysis of TECO Energy using the Updated Incremental CapEx Forecast provided by TECO Energy’s management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by TECO Energy. In performing a discounted cash flow analysis of TECO Energy, Moelis utilized a selected range of discount rates of 4.6% to 5.2%, derived from a weighted average cost of capital calculation, to calculate the estimated present values (as of December 31, 2015) of (i) TECO Energy’s estimated after-tax unlevered free cash flows for the calendar year ending December 31, 2016 through the calendar year ending December 31, 2019, and (ii) the estimated terminal value for TECO Energy derived by applying to TECO Energy’s estimated EBITDA for the calendar year ending December 31, 2019 a selected range of EBITDA multiples of 8.0x to 9.5x. After taking into account the net present value (as of December 31, 2015) of the potential cash benefits of net operating loss and alternative minimum tax credit carryforwards expected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis (which estimated net present value was calculated to be approximately $2.85 to $2.90 per share of TECO Energy common stock), this analysis indicated the following approximate implied per share equity value reference range for TECO Energy, as compared to the per-share merger consideration:

The following disclosure supplements and restates the section of the definitive proxy statement entitled “Opinion of Moelis & Company LLC—Other Information,” which overlaps pages 47–48 of the definitive proxy statement.

Moelis also noted for the Board certain additional factors that were not considered part of Moelis’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things:

•	implied premiums paid in the Moelis selected transactions, which indicated overall low to high implied premiums paid in such transactions based on the one-day, seven-day and one-month unaffected closing stock prices of the target companies involved in such transactions of approximately 10.6% to 30.1% (with a mean of 19.5% and a median of 19.2%), 12.4% to 27.6% (with a mean of 20.4% and a median of 21.6%) and 0.8% to 33.1% (with a mean of 17.0% and a median of 17.0%), respectively, as compared to the implied premiums in the merger based on the per-share merger consideration and the closing stock prices of TECO Energy common stock on July 15, 2015 and September 3, 2015 of approximately 48.3% and 30.8%, respectively;

•	stock price targets for TECO Energy common stock in recently published, publicly available Wall Street research analysts’ reports, which indicated overall low to high stock price targets for TECO Energy common stock as of July 15, 2015 (the last trading day prior to the Company’s public announcement that it was reviewing strategic alternatives) of $18.00 to $20.00 per share (with a mean of approximately $19.45 per share) and as of September 3, 2015 (the last trading day prior to execution of the merger agreement) of $18.00 to $24.00 per share (with a mean of $20.60 per share); and

•	the perpetuity growth rates of 0.5% to 1.7% implied from the selected range of EBITDA terminal multiples of 8.0x to 9.5x utilized in Moelis’ discounted cash flow analysis; and

•	based on the Updated Incremental CapEx Forecasts provided by TECO Energy’s management, the calendar year 2015 and calendar year 2016 estimated EBITDA and net income multiples implied by the per-share merger consideration, which indicated calendar year 2015 and calendar year 2016 estimated EBITDA multiples of 11.1x and 10.6x, respectively, and calendar year 2015 and calendar year 2016 estimated net income multiples of 25.6x and 24.3x, respectively.

The following disclosure supplements and restates the second full paragraph on page 48 of the definitive proxy statement.

No company or transaction used in the analyses described above is identical to TECO Energy or the merger, nor were individual multiples derived for each of the Moelis selected companies or Moelis selected transactions independently determinative of Moelis’ views with respect to its selected public companies or selected precedent transactions analyses. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Given that the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, neither TECO Energy nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Legal Proceedings Regarding the Merger

The following disclosure is inserted as the third, fourth, fifth, sixth and seventh full paragraphs on page 60 of the definitive proxy statement.

On September 28, 2015, the Zoller Plaintiffs and the Halberstam Plaintiffs filed amended complaints. The amended complaints filed by the Zoller Plaintiffs and the Halberstam Plaintiffs alleged, as did the earlier complaints, that the Board breached its fiduciary duties (and TECO Energy and Emera aided and abetted those purported breaches) by engaging in an unfair sales process that resulted in an inadequate price for TECO Energy, and added claims that the disclosures in the definitive proxy statement omitted certain, allegedly material information. On November 2, 2015, the Kanarick complaint was filed in the U.S. District Court for the Middle District of Florida.

Between November 3, 2015, and November 12, 2015, the parties to the Merger Litigation engaged in expedited discovery.

On November 17, 2015, following arm’s-length negotiations, the parties to the Merger Litigation entered into the MOU providing for the settlement, subject to court approval, of all claims asserted in the Merger Litigation. In connection with the MOU, TECO Energy has agreed to make additional disclosures related to the merger in this proxy supplement. TECO Energy and the other named defendants entered into the MOU solely to avoid the costs, risks and uncertainties inherent in litigation and without admitting any liability or wrongdoing, and vigorously denied, and continue to vigorously deny, that they committed any violation of law or engaged in any wrongful acts alleged in the Merger Litigation.

The parties to the MOU have agreed to use their reasonable best efforts to finalize and execute a stipulation of settlement within thirty days of the merger closing and to present the stipulation of settlement to the Court for final approval. The stipulation of settlement will be subject to customary conditions, including approval by the Court. The stipulation of settlement will provide for, among other things, certification of the Zoller complaint and the Halberstam complaint as a non-opt-out class action and the dismissal of the Kanarick complaint. The stipulation of settlement will also provide for the release of any and all claims arising out of or relating to the terms of the merger, the per-share merger consideration, the merger agreement or the adequacy, accuracy and completeness of disclosures made by any released party relating to the merger. The settlement is subject to final Court approval following notice to the class members. There can be no assurance that the settling parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement. In such event, or if the merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

In light of their agreement, the parties to the MOU intend to ask the Court to cancel the hearing currently scheduled for November 20, 2015, on plaintiffs’ previously anticipated motion for a preliminary injunction.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed transaction will be submitted to shareholders of TECO Energy for their consideration at a special meeting to be held on December 3, 2015. In connection with the proposed transaction, on October 22, 2015, TECO Energy filed a definitive proxy statement and a form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting. The definitive proxy statement was mailed to TECO Energy shareholders of record as of October 21, 2015, the record date fixed by the TECO Energy’s board of directors for the special meeting. This communication is not a substitute for the definitive proxy statement. TECO ENERGY SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents filed by TECO Energy with the SEC, when filed, are available free of charge at the SEC’s website (www.sec.gov), at TECO Energy’s website at www.tecoenergy.com or by sending a written request to TECO Energy Inc., Corporate Secretary, P.O. Box 111, Tampa, FL 33602. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of TECO Energy shareholders is available in the definitive proxy statement.

FORWARD-LOOKING STATEMENTS

This proxy supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about beliefs, expectations, estimates, projections, goals, forecasts, assumptions, risks and uncertainties, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “pro forma,” “predicts,” “seeks,” “could,” “would,” “will,” “can,” “continue” or “potential” and the negative of these terms or other comparable or similar terminology or expressions. In addition, forward-looking statements include references to TECO Energy’s anticipated capital expenditures, liquidity and financing requirements, projected operating results, future environmental matters and regulatory and other plans.

TECO Energy cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in any forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the merger involving TECO Energy and Emera, including future financial or operating results of TECO Energy, TECO Energy’s or Emera’s plans, objectives, expectations or intentions, the expected timing of completion of the merger and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements include risks and uncertainties relating to the following:

•	the risk that TECO Energy may be unable to obtain shareholder approval for the merger or that Emera or TECO Energy may be unable to obtain governmental or regulatory approvals required for the merger, or required governmental or regulatory approvals may delay the merger;

•	the risk that a condition to the closing of the merger may not be satisfied;

•	the timing to consummate the merger;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers;

•	the diversion of management time and attention on the merger;

•	general worldwide economic conditions and related uncertainties;

•	the effect and timing of changes in laws or in governmental regulations (including environmental laws and regulations);

•	the timing and extent of changes in interest rates, commodity prices and demand and market prices for electricity; and

•	other factors discussed or referred to in the “Risk Factors” section of TECO Energy’s Annual Report on Form 10-K for the year ended December 31, 2014.

No assurance can be given that these are all of the factors that could cause actual results to vary materially from those described in the forward-looking statements. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Each forward-looking statement speaks only as of the date of the particular statement.

Consequently, all of the forward-looking statements TECO Energy makes in this proxy supplement are qualified by the information contained herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in TECO Energy’s consolidated financial statements and notes thereto included in TECO Energy’s Annual Report on Form 10-K for the year ended December 31, 2015, TECO Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, TECO Energy’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and TECO Energy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Except as required by applicable law, TECO Energy undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. TECO Energy shareholders are advised, however, to consult any future disclosures TECO Energy makes on related subjects as may be detailed in TECO Energy’s other filings made from time to time with the SEC.